EXHIBIT 23.1
                        CONSENT OF KPMG PEAT MARWICK LLP




     We consent to the use of our reports incorporated by reference in the Registration Statement filed on Form S-8 of SITEL Corporation of our reports dated April 4, 1997, relating to the consolidated balance sheets of SITEL Corporation and its subsidiaries as of December 31, 1995 and 1996, and the related consolidated statements of income(loss), stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1996 and the related schedule, which reports appear in the December 31, 1996 Annual Report on Form 10-K/A of SITEL Corporation.
as amended.

                                                       KPMG PEAT MARWICK LLP


Omaha, Nebraska
January 23, 1998